Exhibit 10.1
FIRST AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This First Amendment to Executive Employment Agreement (this “Amendment”) is made and entered into effective as of November 2, 2026 (the “Amendment Effective Date”) by and between Intrepid Potash, Inc., a Delaware corporation (the “Company”) and Kevin S. Crutchfield (the “Executive”).
RECITALS
WHEREAS, the Company and Executive are party to that certain Executive Employment Agreement, dated as of December 2, 2024 (the “Agreement”), pursuant to which the Executive serves as the Chief Executive Officer of the Company; and
WHEREAS, the Executive and the Company wish to make certain changes to the Agreement to better recognize and compensate Executive for his work away from the geographic area of his primary residence.
AGREEMENT
NOW, THEREFORE, in consideration of the mutual promises, covenants and agreements contained herein, the parties agree as follows:
1. Section 4(f) of the Agreement is hereby deleted in its entirety and replaced with the following:
“(f) Work Away from Home Equalization. Executive and the Company acknowledge and agree that all or a portion of the benefits and reimbursements provided to Executive under Section 4(d) (Housing), Section 4(e) (Car), and Section 4(g) (Reimbursement of Business Expenses) relate to his work in locations away from the geographic area of his primary residence (such portion, the “Work Away from Home Expenses”). The Company shall reimburse or provide Work Away from Home Expenses in an amount not to exceed $150,000 in the aggregate per calendar year, plus payment of any and all federal, state, and local income and employment taxes incurred by Executive in connection with such Work Away from Home Expenses. It is the intent of the Company that Executive bear no material out-of-pocket tax liability with respect to the Work Away from Home Expenses. Accordingly, for each calendar year during the Term, the Company shall pay to Executive an additional amount (an “Equalization Payment”) such that, after taking into account all applicable federal, state, and local income and employment taxes on both the Work Away from Home Expenses and the Equalization Payment, Executive receives a net after-tax amount sufficient to cover calculated taxes attributable to the Work Away from Home Expenses. The Equalization Payment may be made in one or more installments as the Company determines, provided that the full amount for a given calendar year is paid no later than March 15 of the following calendar year. Executive understands and agrees that all or substantially all of the Equalization Payment may be remitted directly to the applicable taxing authorities to satisfy withholding obligations.”

2. The remainder of the Agreement shall be unamended and shall continue in full force and effect.
3. This Amendment may be executed in one or more counterparts, each of which shall be deemed to be an original, but all of which together will constitute a single document.
[Signature Page to Follow]

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IN WITNESS WHEREOF, the parties hereto have entered into this Amendment effective as of the Amendment Effective Date first set forth above.
THE COMPANY
By: /s/ Barth Whitham
Title: Chair of the Board
EXECUTIVE
By: /s/ Kevin S. Crutchfield
Kevin S. Crutchfield

189980712.1